Filed Pursuant to Rule 424(b)(3)
Registration Number 333-146093

Prospectus Supplement

(To Prospectus dated December 20, 2007)

Momentive Performance Materials Inc.

EXCHANGE OFFER FOR

9 3/4% Senior Notes due 2014 ($765,000,000)

9% Senior Notes due 2014 (€275,000,000)

10 1/8% / 10 7/8% Senior Toggle Notes due 2014 ($300,000,000)

11 1/2% Senior Subordinated Notes due 2016 ($500,000,000)

This Prospectus Supplement supplements our Prospectus dated December 20, 2007 relating to our offer to exchange $765,000,000 aggregate principal amount of our 9 3/4% Senior Notes due 2014, €275,000,000 aggregate principal amount of our 9% Senior Notes due 2014, $300,000,000 aggregate principal amount of our 10 1/8% / 10 7/8% Senior Toggle Notes due 2014, $500,000,000 aggregate principal amount of our 11 1/2% Senior Subordinated Notes due 2016 registered under the Securities Act of 1933, or the “exchange notes,” for an equal principal amount of our 9 3/4% Senior Notes due 2014, 9% Senior Notes due 2014, 10 1/8% / 10 7/8% Senior Toggle Notes due 2014, 11 1/2% Senior Subordinated Notes due 2016, or the “outstanding notes,” which we issued previously without registration under the Securities Act. We encourage you to read carefully this Prospectus Supplement with the Prospectus.

Extension of Expiration Date of the Exchange Offer

On January 10, 2008, we announced that we are extending the expiration date of the exchange offer to 5:00 p.m., New York City time, on Tuesday, January 22, 2008. All other terms of the exchange offer remain unchanged.

This Prospectus Supplement should be read together with the Prospectus dated December 20, 2007. As you review the Prospectus and this Prospectus Supplement, you should carefully consider the matters described in “Risk Factors” beginning on page 20 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the outstanding notes or the exchange notes or determined if this Prospectus Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 10, 2008.